March 8, 2019

Pat Burns

Dear Pat:

As follow-up to our discussions, we are pleased to extend to you an offer of employment for the position of Chief Operating Officer, Gibraltar Industries, Inc., reporting to the President & Chief Executive Officer. As discussed, upon your acceptance of the terms and conditions contained in this letter, your appointment as COO will be effective March 18, 2019.

Following is a summary of your eligible compensation and benefits for this position:

Annual Base Salary:    $410,000 per year, to be paid in substantially equal bi-weekly payments. Your annual base salary will be reviewed annually with future increases at the discretion of the Compensation Committee. Your salary for 2019 will be a pro-rated portion of the annual base salary to reflect your March 18, 2019 start date. Your first salary review will be in February, 2020, with subsequent changes, if any, effective March 1, 2020.

Target Annual Performance Bonus (MICP): Annual cash incentive, beginning in 2019, will be targeted at sixty percent (60%) of your Annual Base Salary (Value at Target: $246,000) and is based upon the achievement, at the targeted level of performance of financial and personal strategic objectives established by the Compensation Committee.

Equity Awards (RSU & PSU Plans): In addition to Annual Base Salary and MICP, beginning in 2019 you will receive annual equity based incentive compensation as follows:

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RSUs:    Restricted Stock Units having an aggregate value equal to one forty-five percent (45%) of your annual base salary (Value: $184,500) which will vest at an annual rate of 25% per year. Restricted stock units are settled in shares of the Company’s common stock upon vesting

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PSUs:    Performance units which, assuming achievement of Gibraltar’s targeted ROIC, will have an aggregate value equal to one-hundred percent (100%) of your annual base salary (Value at Target: $410,000). Performance unit awards are settled in shares of the Company’s common stock three years from grant date.

Special Hiring Considerations:

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One-Time Equity Award: Upon the commencement of your employment, you will be provided a grant of ten-thousand (10,000) restricted stock units which will vest in four equal tranches on each of the four anniversaries of your employment commencement date.

Executive Benefit Plan (MSPP):     You will be eligible to participate in the Company’s Management Stock Purchase Plan (MSPP) which permits you to defer of up to 25% of your annual base salary and up to 100% of annual performance bonus (MICP) subject to eligibility and enrollment provisions of the Plan. Amounts deferred are treated as though they have been invested in a menu of funds which is similar to the investments available to participants in the Company’s 401k plan. Deferrals are also matched with restricted stock units from the Company having a value of 40% of base salary deferred; and 80% of the first 50% of the annual performance bonus which has been deferred and 40% of the second 50% of the annual performance bonus which has been deferred. The RSUs reflecting the Company match vest after five years of plan eligibility service.

Vacation: You will be eligible for five (5) weeks of vacation annually. Vacation time must be scheduled and used within the calendar year and cannot be carried forward if not used in the year in which it is earned.

Gibraltar Benefit Plans: A benefits Summary is attached outlining Gibraltar’s benefit programs. All benefits, with the exception of the 401(k) Plan, begin the first of the month following 30 days of employment. You can begin participating in the 401(k) Plan following six months of employment.

Other Executive Programs: Eligibility is based upon similarly situated corporate employees and subject to the terms of the applicable program or plan documents as amended from time to time, including the following:

•	Senior Executive Automobile Program: Two-year automobile lease extended to any vehicle you choose up to $75,000 MSRP, administered via Gibraltar through Element.

•	Tax & Personal Investment Consulting: An annual benefit of up to $5,000 for personal tax and investment advice will be reimbursed upon submission of eligible receipts to Corporate HR.

•	Executive Health Reimbursement Plan: Eligibility for $10,000 reimbursement annually to cover all medical expenses including, but not limited to, deductibles, co-shares and prescription costs.

•	Executive Physical: Annual executive physical at Mayo Clinic

Relocation: Reimbursement for temporary living expenses when in Buffalo and eligibility, when and if appropriate, for relocation benefits according to Company policy.

With respect to termination:     Employment is at will, either party can terminate with 30 days’ notice. In the event of termination (a) by the Company without Cause; or (b) in connection with a Change in Control (CIC), you will be entitled to the following double-trigger severance benefits which will be provided by a separate CIC Agreement consistent with CIC Agreements of other Officers:
Non-CIC Termination without Cause

•	Should the Company terminate your employment during the first twelve (12) months of your employment, you will be entitled to 12 months’ salary.

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Notwithstanding anything to the contrary contained in this letter, the Company may terminate your employment for Cause without notice in the event that you engage in egregious acts or omissions which result in material injury to the Company and its business. Termination for Cause will result in no severance benefits.

CIC Termination

•	2x Annual Base Salary paid in lump sum.

•	CIC cash bonus: The average of the annual performance bonuses for the three (3) years preceding the CIC, paid in a lump sum.

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Participation in Gibraltar benefit programs will be discontinued the end of the month following your termination. Healthcare will be extended through COBRA for up to eighteen months and subsidized for the same time period above.

•	Accelerated vesting of Restricted Stock Units (RSUs), Performance Share Units (PSUs) and MSPP Match.

Pat, we sincerely believe this represents an outstanding opportunity for you, your family and Gibraltar. We appreciate your thoughtful consideration of this offer. If the above terms and conditions of employment in this letter are acceptable to you, please sign this letter below and return it to me. In addition, if you have any questions, please feel free to contact me or Cherri Syvrud, SVP HR & OD.

Sincerely,

/s/ William T. Bosway______

William T. Bosway
President & Chief Executive Officer

The above describes terms and conditions of employment are hereby accepted and agreed to this _15th_ day of March, 2019.

_/s/ Patrick M. Burns_____________
Patrick M. Burns